INDEPENDENT AUDITORS' REPORT


To the Partners of
  Nooney Income Fund Ltd. II, L.P.:

We have audited the accompanying balance sheets of Nooney Income Fund Ltd. II, L.P. (a limited partnership) as of December 31, 1996 and 1995, and the related statements of operations, partners' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1996. Our audits also included the financial statement schedules listed in the index at Item 14(a)2. These financial statements are the responsibility of the Partnership's general partners. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Partnership's general partners, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Nooney Income Fund, Ltd. II, L.P. as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles. Also, in our opinion, such financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.



DELOITTE & TOUCHE LLP



St. Louis, Missouri
February 14, 1997

    NOONEY INCOME FUND LTD. II, L.P.
    (A LIMITED PARTNERSHIP)

    BALANCE SHEETS
    DECEMBER 31, 1996 AND 1995
  --------------------------------------------------------------------------


    ASSETS                                          1996           1995

    CASH AND CASH EQUIVALENTS (Note 3)          $ 1,323,026    $ 1,092,159

    ACCOUNTS RECEIVABLE                             219,655        320,515

    INVESTMENT PROPERTY (Notes 1, 2 and 4):
      Land                                        2,618,857      2,618,857
      Buildings and improvements                 13,405,976     13,341,502
                                                -----------    -----------

                                                 16,024,833     15,960,359
      Less accumulated depreciation               3,710,204      3,225,159
                                                -----------    -----------

                                                 12,314,629     12,735,200
      Investment property held for sale
       (Notes 1 and 4)                            2,483,469      2,431,537
                                                -----------    -----------

           Total investment property             14,798,098     15,166,737

    DEFERRED EXPENSES - At amortized cost           132,327        224,155
                                                -----------    -----------

    TOTAL                                       $16,473,106    $16,803,566
                                                ===========    ===========


    LIABILITIES AND PARTNERS' EQUITY

    LIABILITIES:
      Accounts payable and accrued expenses     $   103,331    $   251,779
      Accrued real estate taxes                     582,482        606,111
      Refundable tenant deposits                    125,026        112,034
      Mortgage note payable (Note 4)              7,190,000      7,190,000
                                                -----------    -----------

        Total liabilities                         8,000,839      8,159,924

    PARTNERS' EQUITY                              8,472,267      8,643,642
                                                -----------    -----------

    TOTAL                                       $16,473,106    $16,803,566
                                                ===========    ===========


    See notes to financial statements.

    NOONEY INCOME FUND LTD. II, L.P.
    (A LIMITED PARTNERSHIP)

    STATEMENTS OF OPERATIONS
    YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
  --------------------------------------------------------------------------


                                           1996        1995        1994

    REVENUES:
      Rental and other income (Note 5)  $3,502,080  $1,754,750  $1,729,872
      Interest                               7,589      31,790      23,494
                                        ----------  ----------  ----------

          Total revenues                 3,509,669   1,786,540   1,753,366

    EXPENSES:
      Interest                             614,006       1,134       1,238
      Depreciation and amortization        652,940     450,319     459,247
      Real estate taxes                    754,649     366,762     331,245
      Property management fees -
       related party                       211,474     107,060     105,854
      Repairs and maintenance              306,146     123,167     118,850
      Other operating expenses
       (includes $40,000 in 1996 and
       $25,000 in 1995 and 1994 to
       related party)                      754,932     372,120     354,554
      Professional services                131,951     156,461     128,332
                                        ----------  ----------  ----------

          Total expenses                 3,426,098   1,577,023   1,499,320
                                        ----------  ----------  ----------

    NET INCOME                          $   83,571  $  209,517  $  254,046
                                        ==========  ==========  ==========

    NET INCOME ALLOCATION:
      General partners                  $   12,729  $   13,989  $   20,380
      Limited partners                  $   70,842  $  195,528  $  233,666

    LIMITED PARTNERS' DATA (Note 2):
      Net income per unit               $     3.69  $    10.17  $    12.16
                                        ==========  ==========  ==========
      Cash distributions -
       Investment income per unit       $     3.69  $    10.17  $    12.16
                                        ==========  ==========  ==========
      Cash distributions -
       Return of capital per unit       $     8.81  $     2.33  $     6.59
                                        ==========  ==========  ==========

      Weighted average limited
       partnership units outstanding        19,221      19,221      19,221
                                        ==========  ==========  ==========


    See notes to financial statements.

  NOONEY INCOME FUND LTD. II, L.P.
  (A LIMITED PARTNERSHIP)

  STATEMENTS OF PARTNERS' EQUITY (DEFICIT)
  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
 ----------------------------------------------------------------------------


                                           Limited      General
                                           Partners     Partners     Total

  BALANCE (DEFICIT), JANUARY 1, 1994      $8,941,669  $ (124,207) $8,817,462

    Net income                               233,666      20,380     254,046

    Cash distributions                      (360,410)    (22,012)   (382,422)
                                          ----------  ----------  ----------

  BALANCE (DEFICIT), DECEMBER 31, 1994     8,814,925    (125,839)  8,689,086

    Net income                               195,528      13,989     209,517

    Cash distributions                      (240,268)    (14,693)   (254,961)
                                          ----------  ----------  ----------

  BALANCE (DEFICIT), DECEMBER 31, 1995     8,770,185    (126,543)  8,643,642

    Net income                                70,842      12,729      83,571

    Cash distributions                      (240,263)    (14,683)   (254,946)
                                          ----------  ----------  ----------

  BALANCE (DEFICIT), DECEMBER 31, 19964   $8,600,764  $ (128,497) $8,472,267
                                          ==========  ==========  ==========


  See notes to financial statements.

  NOONEY INCOME FUND LTD. II, L.P.
  (A LIMITED PARTNERSHIP)

  STATEMENTS OF CASH FLOWS
  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
 ----------------------------------------------------------------------------


                                              1996        1995        1994

  CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income                            $   83,571  $  209,517  $  254,046
    Adjustments to reconcile net income
      to net cash provided by operating
      activities:
       Depreciation                          593,828     421,224     428,766
       Amortization of deferred expenses      59,112      29,095      30,481
       Net changes in accounts affecting
        operations:
          Accounts receivable                100,860    (211,683)     87,981
          Deferred expenses                   32,716     165,135     (54,627)
          Accounts payable and accrued
           expenses                         (148,448)    209,004      (8,332)
          Accrued real estate taxes          (23,629)    315,539     (35,006)
          Accrued sewer expenses                --       (32,400)      1,238
          Refundable tenant deposits          12,992      48,415       1,695
                                          ----------  ----------  ----------

            Net cash provided by
             operating activities            711,002     823,576     706,242
                                          ----------  ----------  ----------

  CASH FLOWS FROM INVESTING ACTIVITIES:
    Net additions to investment property    (225,189)   (154,049)   (251,995)
    Acquisition interests                       --    (7,630,440)       --
                                          ----------  ----------  ----------

            Net cash used in investing
             activities                     (225,189) (7,784,489)   (251,995)
                                          ----------  ----------  ----------

  CASH FLOWS FROM FINANCING ACTIVITIES-
    Cash distributions to partners          (254,946)   (254,961)   (382,422)
    Proceeds from mortgage note payable         --     7,190,000        --
                                          ----------  ----------  ----------

            Net cash provided by (used
             in) financing activities       (254,946)  6,935,039    (382,422)
                                          ----------  ----------  ----------

  NET INCREASE (DECREASE) IN CASH
    AND CASH EQUIVALENTS                     230,867     (25,874)     71,825

  CASH AND CASH EQUIVALENTS,
    BEGINNING OF YEAR                      1,092,159   1,118,033   1,046,208
                                          ----------  ----------  ----------

  CASH AND CASH EQUIVALENTS,
    END OF YEAR                           $1,323,026  $1,092,159  $1,118,033
                                          ==========  ==========  ==========

  SUPPLEMENTAL DISCLOSURE OF CASH FLOW
    INFORMATION - Cash paid during the
    year for interest                     $  599,823  $    1,134  $    1,238
                                          ==========  ==========  ==========



  See notes to financial statements.

NOONEY INCOME FUND LTD. II, L.P.
(A LIMITED PARTNERSHIP)

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1996, 1995 AND 1995
--------------------------------------------------------------------------------


1.    BUSINESS

      Nooney Income Fund Ltd. II, L.P. (the "Partnership") is a limited partnership organized under the laws of the State of Missouri on February 13, 1985 for the purpose of investing in income-producing real properties, such as shopping centers, office buildings, warehouses and other commercial properties.

      Prior to December 29, 1995, the Partnership owned three properties jointly with Nooney Income Fund Ltd. III, L.P. (NIF III). NIF III was unable to service its debt, and its percentage interests in the jointly-held properties were transferred to a subsidiary of the mortgage lender in lieu of foreclosure. On December 29, 1995, the Partnership purchased the partial interests of Countryside Executive Center (50%), Wards Corner Business Center A & B (55%) and NorthCreek Office Park (55%) (the Acquisition Interests) from the subsidiary of the mortgage lender. The purchase price was $7,190,000 which was 100% financed by the mortgage lender. The Partnership received authority to complete the transaction through solicitation of the limited partners, with a majority of the limited partnership units positively consenting to the transaction. Effective January 1, 1996, the property known as Wards Corner was renamed Northeast Commerce Center.

      The Partnership's undivided interest in its properties prior to and after the acquisition is as follows:

                                                       Prior to         After
                                                     Acquisition    Acquisition

      Leawood Fountain Plaza                              24 %           24 %
      Countryside Executive Center                        50 %          100 %
      Northeast Commerce Center                           45 %          100 %
      NorthCreek Office Park                              45 %          100 %
      Tower Industrial Building                          100 %          100 %


      The transaction was accounted for under the purchase method; therefore, the balance sheets as of December 31, 1996 and 1995 include the Partnership's interests in its properties after the acquisition.

      The Partnership's portfolio is comprised of a 24% undivided interest in an office complex in Leawood, Kansas; an office warehouse in Mundelein, Illinois; a single story office building in Palatine, Illinois; an office/warehouse/showroom facility in Loveland, Ohio; and an office complex in Cincinnati, Ohio. The proportionate share of these properties owned by the Partnership generated 8.2%, 5.6%, 30.3%, 16.5% and 39.4% of rental and other income, respectively, for the year ended December 31, 1996.

      It  is  management's   intent  to  sell   Countryside   Executive   Center
      (Countryside) as soon as practicable because of local market conditions, tax burdens and other factors related specifically to this property.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      The financial statements include only those assets, liabilities and results of operations of the partners which relate to the business of Nooney Income Fund Ltd. II, L.P. The statements do not include any assets, liabilities, revenues or expenses attributable to the partners' individual activities. No provision has been made for federal and state income taxes since these taxes are the personal responsibility of the partners.

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      The corporate general partner is a partially-owned subsidiary of Nooney Company. One of the individual general partners is an officer, director and shareholder of Nooney Company. Another individual general partner's spouse is a shareholder of Nooney Company. Nooney Company is also an economic assignee of two former individual general partners. Nooney Krombach Company, a wholly-owned subsidiary of Nooney Company, manages the Partnership's real estate for a management fee. Property management fees paid to Nooney Krombach Company were $211,454 and $107,060 and $105,854 for the years ended December 31, 1996, 1995 and 1994, respectively. In 1995, the Partnership paid an acquisition/financing fee to Nooney Krombach Company of $75,000 relating to the purchase of the Acquisition Interests, which was capitalized into the purchase price. Additionally, the Partnership paid Nooney Krombach Company $40,000 in 1996 and $25,000 in 1995 and 1994 as reimbursement for administrative services including accounting, issuing and transferring of units, data processing and investor communications.

      Investment property is recorded at the lower-of-cost or net realizable value. Impairment is determined if the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the property. Investment property that is currently held for sale is recorded at the lower of its net book value or net realizable value.

      Buildings and improvements are depreciated over their estimated useful lives using the straight-line method.

      Lease agreements are accounted for as operating leases and rentals from such leases are reported as revenues ratably over the terms of the leases. Certain lease agreements provide for rent concessions. At December 31, 1996, accounts receivable include approximately $59,000 ($59,000 in 1995) of accrued rent concessions which is not yet due under the terms of various lease agreements.

      Included in rental and other income are amounts received from tenants under provisions of lease agreements which require the tenants to pay additional rent equal to specified portions of certain expenses such as real estate taxes, insurance, utilities and common area maintenance. The income is recorded in the same period that the related expense is incurred.

      Net Operating Cash Income, as defined in the Partnership Agreement, is distributed quarterly as follows: (1) 90% pro rata to the limited partners; (2) 9% to the individual general partners as their annual Partnership Management Fee; and (3) 1% to the individual general partners.

      In the event it is determined after the close of a fiscal year that the limited partners have not received their 7-1/2% non-cumulative preference as defined in the Partnership Agreement, then the individual general partners return to the partnership a portion of their distributions received as their 9% annual Partnership Management Fee until the limited partners have received their 7-1/2% non-cumulative preference. The individual general partners are not required to return any amount in excess of one-half of the 9% Partnership Management Fee received. If Net Operating Cash Income for any fiscal year is not sufficient to pay the limited partners any portion of their 7-1/2% non-cumulative preference, the unpaid amount does not accrue to future fiscal years. The annual Partnership Management Fee is a cumulative preference. The preferential return can be distributed only through cash distributed as a result of a Major Capital Event (as defined) or cash distributed upon dissolution of the partnership. Such preferred distribution is only allowed after the general and limited partners receive amounts equal to their adjusted capital accounts and the limited partners receive an 11% cumulative return. Through December 31, 1996, Partnership Management Fees totaling $249,441 have not been paid under the limitations stated above. Based upon the priorities of cash to be distributed, management believes that the likelihood of payment of the $249,441 is remote and therefore was not accrued on the balance sheet.

      For financial statement and income tax reporting, the income from operations is allocated as follows: first, a special allocation of gross income to the individual general partners in the amount equal to the annual partnership management fee distributed to the individual general partners during the period; then, the remainder is allocated 1% to the individual general partners and 99% pro rata to the limited partners based upon the relationship of original capital contributions of the limited partners.

      Limited partnership per unit computations are based on the weighted average number of limited partnership units outstanding during the period.

      The Partnership considers all highly liquid debt instruments with a maturity of three months or less at date of purchase to be cash equivalents.

      Deferred expenses consist primarily of lease fees which are amortized over the terms of their respective leases.

3.    CASH EQUIVALENTS

      Cash equivalents consist of bank repurchase agreements of $50,000 at December 31, 1996 ($370,000 at December 31, 1995).

4.    MORTGAGE NOTE PAYABLE

      Mortgage note payable as of December 31, 1996 and 1995, consists of the following:

                                                        1996           1995

       Note payable to bank, interest only
        due monthly at bank's prime rate (8.25%
        at December 31, 1996) plus .75% to
        December 1996 when monthly principal
        payments commence                            $7,190,000    $7,190,000
                                                     ==========    ==========


      The mortgage note is collateralized by deeds of trust and assignment of rents on investment property (Countryside, Northeast Commerce Center and NorthCreek Office Park) with a net book value of $13,100,000 at December 31, 1996.

      Principal payments required during the next five years are as follows:

        1997                                                          $   93,468
        1998                                                             100,656
        1999                                                             115,044
        2000                                                             115,044
        2001                                                             132,000
        2002                                                           6,633,788


      In accordance with Statement of Financial Accounting Standards No. 107, Disclosures About Fair Value of Instruments, the estimated fair value of mortgage notes payable with maturities greater than one year is determined based on rates currently available to the Partnership for mortgage notes with similar terms and remaining maturities. The carrying amount and estimated fair market value of the Partnership's debt at December 31, 1996 and 1995 are equal due to the adjustable rate feature of the note.

5.    RENTAL REVENUES UNDER OPERATING LEASES

      Minimum future rental revenues under noncancelable operating leases in effect as of December 31, 1996 are as follows:

        1997                                                          $2,473,000
        1998                                                           1,849,000
        1999                                                             929,000
        2000                                                             500,000
        2001                                                             362,000
        Remainder                                                        617,000
                                                                      ----------

            Total                                                     $6,730,000
                                                                      ==========


6.    FEDERAL INCOME TAX STATUS

      The general partners believe, based on opinion of legal counsel, that Nooney Income Fund Ltd. II, L.P. is considered a partnership for income tax purposes.

      Selling commissions and offering expenses incurred in connection with the sale of limited partnership units are not deductible for income tax purposes and therefore increase the partners' bases. Investment properties are depreciated for income tax purposes using rates which differ from rates used for computing depreciation for financial statement reporting. Rents received in advance are includable in taxable income in the year received. Rent concessions, recognized ratably over lease terms for financial statement purposes, are includable in taxable income in the year rents are received. Losses in connection with the write-down of investment property are not recognized for tax purposes until the property is disposed.

      The comparison of financial statement and income tax reporting is as follows:

                                                   Financial         Income
                                                   Statement          Tax

        1996:
         Net income (loss)                       $    83,571     $(8,446,752)
         Partners' equity                          8,472,267       5,794,556

        1995:
         Net income                              $   209,517     $    53,069
         Partners' equity                          8,643,642      14,496,254

        1994:
         Net income                              $   254,046     $   114,775
         Partners' equity                          8,689,086      14,698,146


7.    MAJOR TENANT

      A substantial amount of the Partnership's revenue in 1996 was derived from two major tenants whose rentals amounted to approximately $469,000 and $374,000 or 13.3% and 10.6%, respectively, of total revenues. A substantial amount of the Partnership's revenue in 1995 was derived from two major tenants whose rentals amounted to approximately $201,000 and $191,000 or 11.3% and 10.7%, respectively, of total revenues.

                                   * * * * * *

NOONEY INCOME FUND LTD. II, L.P.
(A LIMITED PARTNERSHIP)

SCHEDULE - RECONCILIATION OF PARTNERS' EQUITY (DEFICIT)
YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
------------------------------------------------------------------------------------------------------------------------------------

The reconciliation of partners' equity (deficit) between financial statement and income tax reporting is as follows:
                                                                 December 31, 1996                      December 31, 1995
                                                        -----------------------------------    ------------------------------------
                                                          Limited     General                    Limited     General
                                                          Partners    Partners      Total        Partners    Partners      Total

Balance (deficit) per statement of partners' equity     $ 8,600,764  $(128,497) $ 8,472,267    $ 8,770,185  $(126,543)  $ 8,643,642

Add:
  Selling commissions and other offering costs not
    deductible for income tax purposes                    2,411,625       --      2,411,625      2,411,625       --       2,411,625
  Prepaid rents included in income for income
    tax purposes                                             23,551        238       23,789         (1,411)       (14)       (1,425)
  Master lease income included in income for
    income tax purposes                                     118,404      1,196      119,600        118,404      1,196       119,600
  Writedown of investment property not recognized
    for income tax purposes                               5,202,450     52,550    5,255,000      5,202,450     52,550     5,255,000
                                                        -----------  ---------  -----------    -----------  ---------   -----------
          Total                                          16,356,794    (74,513)  16,282,281     16,501,253    (72,811)   16,428,442

Less:
  Excess depreciation and amortization deducted
    for income tax purposes                              10,303,392    122,070   10,425,462      1,836,918     36,549     1,873,467
  Rent concessions not recognized for income
    tax purposes                                             58,833        594       59,427         58,134        587        58,721
  Insurance premiums deducted for tax purposes                2,808         28        2,836           --         --            --
                                                        -----------  ---------  -----------    -----------  ---------   -----------
Balance (deficit) per tax return                        $ 5,991,761  $(197,205) $ 5,794,556    $14,606,201  $(109,947)  $14,496,254
                                                        ===========  =========  ===========    ===========  =========   ===========


                                                                 December 31, 1994
                                                        -----------------------------------
                                                          Limited     General
                                                          Partners    Partners      Total

Balance (deficit) per statement of partners' equity     $ 8,814,925  $(125,839) $ 8,689,086

Add:
  Selling commissions and other offering costs not
    deductible for income tax purposes                    2,411,625       --      2,411,625
  Prepaid rents included in income for income
    tax purposes                                             10,620        107       10,727
  Master lease income included in income for
    income tax purposes                                     118,404      1,196      119,600
  Writedown of investment property not recognized
    for income tax purposes                               5,202,450     52,550    5,255,000
                                                        -----------  ---------  -----------
          Total                                          16,558,024    (71,986)  16,486,038

Less:
  Excess depreciation and amortization deducted
    for income tax purposes                               1,662,220     34,784    1,697,004
  Rent concessions not recognized for income
    tax purposes                                             89,979        909       90,888
  Insurance premiums deducted for tax purposes                 --         --           --
                                                        -----------  ---------  -----------
Balance (deficit) per tax return                        $14,805,825  $(107,679) $14,698,146
                                                        ===========  =========  ===========

                                                                -32-

NOONEY INCOME FUND LTD. II, L.P.
(A LIMITED PARTNERSHIP)

SCHEDULE III - REAL ESTATE AND ACCUMULATED DEPRECIATION
DECEMBER 31, 1996
------------------------------------------------------------------------------------------------------------------------------------
                Column A               Column B              Column C               Column D                Column E
                --------               --------              --------               --------                --------
                                                                                     Costs           Gross Amount at Which
                                                   Initial Cost to Partnership    Capitalized      Carried at Close of Period
                                                  ------------------------------  Subsequent to  -------------------------------
                                                          Buildings and           Acquisition(1)         Buildings and
              Description            Encumbrances  Land   Improvements    Total                   Land   Improvements     Total

Leawood Fountain Plaza Office
  Complex 24% undivided interest),
  Leawood, Kansas                    $     --   $  318,962 $ 1,991,417 $ 2,310,379 $ (665,376) $  318,962 $ 1,326,041 $ 1,645,003
Tower Industrial Building,
 Mundelein, Illinois                       --      193,744   1,042,076   1,235,820      2,841     193,744   1,044,917   1,238,661
NorthCreek Office Park,
 Cincinnati, Ohio                          --      338,850   4,639,617   4,978,467  3,624,231   1,370,100   7,232,598   8,602,698
Northeast Commerce Center,
 Cincinnati, Ohio                          --      199,361   2,784,317   2,983,678  1,554,793     736,051   3,802,420   4,538,471
Countryside Executive Center,
 NorthCreek Office Park and Wards
 Center Business Center A & B         7,190,000       --          --          --         --          --          --          --
                                     ---------- ---------- ----------- ----------- ----------  ---------- ----------- -----------
                                           --    1,050,917  10,457,427  11,508,344  4,516,489   2,618,857  13,405,976  16,024,833
Countryside Executive Center,
 Palatine, Illinois                        --      623,919   4,302,911   4,926,830 (1,381,931)  1,356,419   2,188,480   3,544,899(2)
                                     ---------- ---------- ----------- ----------- ----------  ---------- ----------- -----------
          Total                      $7,190,000 $1,674,836 $14,760,338 $16,435,174 $3,134,558  $3,975,276 $15,594,456 $19,569,732
                                     ========== ========== =========== =========== ==========  ========== =========== ===========

                                                    Column F            Column G           Column H               Column I
                                                  ------------        ------------         --------        ---------------------
                                                                                                                 Life on
                                                                                                            Which Depreciation
                                                  Accumulated           Date of              Date            In Latest Income
                                                  Depreciation        Construction         Acquired        Statement is Computed

Leawood Fountain Plaza Office
 Complex (24% undivided interest),
 Leawood, Kansas                                   $  787,406           1982-1983           2/20/85               30 years
Tower Industrial Building,
 Mundelein, Illinois                                  377,253              1974             3/20/86               30 years
NorthCreek Office Park,
 Cincinnati, Ohio                                   1,662,474           1984-1986          12/29/86               30 years
Northeast Commerce Center,
 Cincinnati, Ohio                                     883,071              1985            12/29/86               30 years
                                                   ----------
                                                    3,710,204
Countryside Executive Center,
 Palatine, Illinois                                 1,061,430              1975            12/16/86               30 years
                                                   ----------
          Total                                    $4,771,634 (2)
                                                   ==========

(1) Amounts shown are net of assets written-off and the following  writedowns to reflect appraised values:

       Leawood Fountain Plaza Office Complex          754,000
       NorthCreek Office Park                       2,852,836
       Northeast Commerce Center                    2,520,518
       Countryside Executive Center                 7,475,910

(2)  Amount is shown net in the financial statements $(2,483,469).

                                                                                                                       (Continued)

                                                               -33-
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

NOONEY INCOME FUND LTD. II, L.P.
(A LIMITED PARTNERSHIP)

SCHEDULE III - REAL ESTATE AND ACCUMULATED DEPRECIATION
YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
------------------------------------------------------------------------------------------------------------------------------------

                                                                        1996               1995              1994

(A) Reconciliation of amounts in Column E:

    Balance at beginning of period                                  $ 19,442,902      $ 11,935,190      $ 11,709,165

    Add:
      Cost of improvements                                               225,189           154,049           251,995
      Acquisition of undivided interests                                    --           7,630,440              --

    Less - cost of disposals                                             (98,359)         (276,777)          (25,970)
                                                                    ------------      ------------      -------------
    Balance at end of period                                        $ 19,569,732      $ 19,442,902      $ 11,935,190
                                                                    ============      ============      ============

    Reconciliation of amounts in Column F:

(B) Balance at beginning period                                     $  4,276,165      $  4,131,718      $  3,728,922

    Add -  Provision during period                                       593,828           421,224           428,766

    Less -  Depreciation on disposals                                    (98,359)         (276,777)          (25,970)
                                                                    ------------      ------------      ------------
    Balance at end of period                                        $  4,771,634      $  4,276,165      $  4,131,718
                                                                    ============      ============      ============
(C) The aggregate cost of real estate owned for
    federal income tax purposes                                     $ 33,173,530      $ 24,697,902      $ 17,190,190
                                                                    ============      ============      ============

                                                                                                         (Concluded)
                                                                -34-
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